Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-257570

Prospectus Supplement No. 13

(To Prospectus dated July 13, 2021)

This prospectus supplement updates, amends and supplements the prospectus dated July 13, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-257570). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in Item 8.01 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Endeavor Group Holdings, Inc.’s Class A common stock is quoted on the New York Stock Exchange under the symbol “EDR.” On March 31, 2022, the closing price of our Class A common stock was $29.52.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 1, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2022

Endeavor Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40373	83-3340169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 Wilshire Boulevard, 3rd Floor Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 285-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	EDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On April 1, 2022, Endeavor Group Holdings, Inc., a Delaware corporation (the “Company” or “Endeavor”), issued a press release announcing the closing of the Transaction (as defined below), a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained under Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1), shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act except as may be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

As previously disclosed, on December 6, 2021, International Management Group (UK) Limited (“IMG”), a company incorporated in England and Wales and subsidiary of Endeavor, entered into a definitive agreement to acquire the Mutua Madrid Open tennis tournament and additional assets, including the Acciona Open de España golf tournament, from Super Slam Ltd and Callum Investments Limited (the “Transaction”). On April 1, 2022, IMG closed the Transaction.

With the close of the Transaction, Madrid Trophy Promotion SLU, the Spanish entity that operates the tournaments, is now part of IMG.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 1, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Chief Financial Officer

Date: April 1, 2022

Exhibit 99.1

IMG Completes Purchase of Mutua Madrid Open

LONDON (April 1, 2022) – IMG, an Endeavor company and global leader in sports, events, media and fashion, today announced it has completed its purchase of the Mutua Madrid Open tennis tournament and the Acciona Open de España golf tournament from Super Slam Ltd and its affiliates.

One of nine ATP Masters 1000 and four WTA 1000 Mandatory events, the Mutua Madrid Open joins IMG’s roster of leading tennis tournaments, including the Miami Open and several other ATP and WTA events.

With the close of the acquisition, Madrid Trophy Promotion SLU (MTP), the Spanish entity that operates the tournament, is now part of IMG, with MTP’s CEO and tournament director Gerard Tsobanian serving as Senior Vice President, Tennis Events, IMG. Tsobanian and his team continue to oversee the day-to-day running of the Mutua Madrid Open as part of IMG’s global tennis events division led by Gavin Forbes.

Sam Zussman, Co-President of Media and Events at IMG, said: “We are proud to add the Mutua Madrid Open and Acciona Open de España to our portfolio. Drawing on our long history in tennis and golf and the MTP team’s expertise, we will build these events into even more unique and remarkable experiences for players, partners, and fans.”

The 20th anniversary edition of the tournament takes place this year from 26 April – 8 May at Caja Mágica in Madrid, Spain. The Mutua Madrid Open is one of two key clay court events leading up to Roland Garros and boasts an illustrious list of winners that includes Roger Federer, Serena Williams, Rafael Nadal, Petra Kvitová and Novak Djokovic.

MTP also runs the European Tour’s Acciona Open de España golf tournament, which IMG’s golf events division will now support. Founded in 1912, The Acciona Open de España (formerly the Spanish Open) is rich in history and typically takes place in October at the Club de Campo Villa de Madrid where it is broadcast to more than 120 countries.

About IMG

IMG is a global leader in sports, fashion, events and media. The company manages some of the world’s greatest athletes and fashion icons; owns and operates hundreds of live events annually; and is a leading independent producer and distributor of sports and entertainment media. IMG also specializes in licensing, sports training and league development. IMG is a subsidiary of Endeavor (NYSE: EDR), a global sports and entertainment company.

About the Mutua Madrid Open

The Mutua Madrid Open is an ATP Masters 1000 and WTA 1000 Mandatory event which will celebrate in 2022 its 20th edition in Madrid, Spain. What started as an ATP 1000 indoor event has grown over the years to become a Combined Women Premier Mandatory Men Masters 1000 tennis event alongside only two other events on the ATP and WTA Tours that count more than 100 events around the world annually. The clay court event has become a must for all tennis fans around the world during the early spring months. Recognized today as one of the major sport events in Spain, the Mutua Madrid Open is broadcast in over 180 countries every year.

About the Acciona Open de España

The Acciona Open de España is Europe’s third oldest golf tournament, after the Open Championship and the Open de France. Over the years, it has seen prestigious winners include Severiano Ballesteros, Nick Faldo, Bernhard Langer and more recently, Jon Rahm. Since 2019, the event has taken place at the Club de Campo Villa de Madrid, very close to the heart of the Spanish capital. The 2021 event was the first on the European Tour to stage a sustainable, carbon neutral event. The Acciona Open de España is broadcast in more than 120 countries.

Press

Jo Robertson

joanna.robertson@img.com